Exhibit 99.1

Annual Statement of Compliance
Protective Life Secured Trust 2004-51 (the "Trust")

        I, Millie Cicero, a duly elected and acting officer of The Bank of New York ("Indenture Trustee"), do hereby certify on behalf of the Indenture Trustee, that:

        1.     I have reviewed and examined the performance by the Indenture Trustee of the application of trust money collected by the Indenture Trustee pursuant to Section 5.02 and, if applicable, Section 6.06 of the Indenture pursuant to which the Trust's notes (the "Notes") were issued during the fiscal year ending December 31, 2004 (the "Relevant Year"); and

        2.     Based upon my review and examination described in 1 above, to the best of my knowledge, the application of trust money collected by the Indenture Trustee pursuant to Section 5.02 and, if applicable, Section 6.06 of the Indenture was performed in a satisfactory manner in all material respects throughout the Relevant Year.

THE BANK OF NEW YORK, as Indenture Trustee

By:	/s/ MILLIE CICERO Name: Millie Cicero Title: Assistant Treasurer

Date:  March 30, 2005